Exhibit 99.1

NEWS RELEASE	CONTACT: David Peuse
FOR IMMEDIATE RELEASE	(715) 839-2146

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES ELECTION OF DIRECTORS AT ITS ANNUAL STOCKHOLDER MEETING AND THE BOARD’S ELECTION OF SHANE STRAW AS ITS VICE PRESIDENT OF ENGINEERING

Eau Claire, Wisconsin (May 20, 2026) – The stockholders of National Presto Industries, Inc. (NYSE: NPK) re-elected Randy F. Lieble and Joseph G. Stienessen to new three-year terms as directors at the May 19, 2026, annual stockholders meeting. The stockholders also ratified the appointment of RSM US LLP as the Company's independent registered public accounting firm for the year ending December 31, 2026, and in a non-binding vote, the stockholders approved the compensation of the Company’s named executive officers. During the meeting, Maryjo Cohen, President and CEO, revealed a change in strategy with respect to its sourcing of Housewares/Small Electric appliances. Rather than attempting to move all products from China to other countries, the segment would instead focus on the placement of new products in other jurisdictions. Finally, during the meeting, new Safety and Housewares segment products were introduced to the stockholders. Both sets of products are described below.

During the Board meeting, the directors elected Shane Straw, Sr. as the Vice President of Engineering. Mr. Straw had been the Housewares/Small Appliance segment’s Director of Engineering since July 2025. Prior to joining Presto, he was the Executive Director of Engineering at Springs Windows Fashion in Madison, WI, and successively at Lippert Automotive in Eau Claire, WI, Director – Engineering and Supplier Quality, Director – Manufacturing Engineering and Quality, Director – Engineering and Testing, Director of Production. In commenting on Mr. Straw’s new position, Ms. Cohen stated, “Shane Straw’s background in all aspects of consumer products including innovation, quality control, manufacturing, and sourcing make him the ideal candidate for his new role. Presto is fortunate to have him on our team.”

The Safety segment displayed the ten Rely FX™ fire extinguishers and four heavy-duty brackets officially announced on May 1. Eight of the ten extinguishers are dry chemical extinguishers in sizes ranging from four to twenty pounds, all of which are made in the U.S.A. The dry chemical extinguishers use an aluminum cylinder instead of the traditional steel, providing a corrosion-resistant shell that does not rust. Features include a reduced maintenance schedule and extra firefighting capability, e.g., a 20-pound unit has the same rating as a traditional 30-pound extinguisher. In addition to the dry chemical units, the line includes a water/loaded stream unit and one unit that is the first UL listed extinguisher that incorporates a Fluorine-free foam. Foam extinguishers are the preferred method of putting out liquid fuel fires. Fluorine foams have been banned in many jurisdictions due to health and environmental concerns related to per- and polyfluoroalkyl substances (PFAS). There are two brackets for 20-pound extinguishers and one each for the four-pound and ten-pound units. Each is heavy duty. The units have been submitted for Mil-Spec approval, surviving shock and vibration impacts up to 200g forces.

The Housewares/Small Appliance products shown included 16- and 23-quart digital pressure canners and a 30-quart boiling water bath canner that doubles as a stock pot for steaming vegetables and seafood and keeping beverages warm. Each product simplifies and largely automates the canning process, so USDA Safe Canning Guidelines are met. Finally, the segment’s restyled HeatDish® Plus parabolic heater was shown. Like its predecessors, the heater uses 1/3 the energy yet provides heat that feels three times as warm as a standard 1500-watt heater.

National Presto Industries, Inc. operates in three business segments. The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name. The segment is recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, cartridge cases, and metal parts. The Safety segment offers smoke and carbon monoxide alarms and commercial fire extinguishers.

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, which could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.

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